EXHIBIT 99.1

AT THE COMPANY:	IR INQUIRIES:
Robert Elliott	Charles Messman, Todd Kehrli
Chief Marketing Officer	MKR Group
949-362-5800	323-468-2300
relliott@smithmicro.com	smsi@mkr-group.com

SMITH MICRO SOFTWARE REPORTS RECORD FOURTH QUARTER AND FISCAL YEAR
2008 RESULTS
Net Revenues For Fiscal Year 2008 Increased 34% to a Record $98.4 Million, Fourth Quarter Net
Revenues Increased to $26.5 Million and Fourth Quarter EPS of $0.04 GAAP,
$0.28 Non-GAAP
ALISO VIEJO, CA, March 5, 2008 — Smith Micro Software, Inc. (NASDAQ: SMSI), a leading developer and marketer of software solutions and services for the mobility market, today reported its financial results for the fiscal 2008 fourth quarter and full year ending December 31, 2008.
“We are very pleased to report our fourth consecutive year of record revenue growth” said William W. Smith Jr., President and CEO of Smith Micro Software, Inc. “During the fiscal year, we achieved several key milestones as we strengthened our overall business model. We signed a record number of new customers, expanding our overall market opportunities and increased our leadership role in the wireless software space.”
Mr. Smith continued, “Our Connectivity & Security products continued to be our strongest contributor, where revenues increased from $29.6 million in 2007 to $58.7 million in 2008, a 98% increase. Specifically, during the second half of 2008, we expanded our market leadership in connectivity by adding two new WiMAX customers as well as one of the world’s largest PC manufacturers.”
Mr. Smith concluded, “Although we cannot control the current macro economic environment, we believe we have positioned the company well to continue on our growth plan. We enter 2009 with a very strong balance sheet and an industry-leading product portfolio that will continue to attract new customers—and grow existing relationships—as we build on the momentum we have created.”
Smith Micro reported net revenues of $26.5 million for the fourth quarter ended December 31, 2008, a 32.4% increase when compared to the $20.0 million reported for the fourth quarter of 2007.
Fourth quarter gross profit on a GAAP basis of $22.1 million increased $6.7 million, or 43.9%, from the fourth quarter ended December 31, 2007. On a non-GAAP basis (excluding amortization of intangibles, stock-based compensation and non-cash tax expense), gross profit was $23.2 million, an increase of $7.4 million, or 46.3%, from the same period last year.
GAAP gross profit margin was 83.6% of net revenues for the fourth quarter of 2008 as compared with 77.0% for the same period last year, and non-GAAP gross margin was 87.8% for the fourth

Smith Micro 2008 Fourth Quarter Financial Results	Page 2 of 7
quarter of 2008 compared to 79.5% for the fourth quarter of 2007.
GAAP profit before taxes for the fourth quarter of 2008 was $3.2 million or $0.11 per diluted share. GAAP taxes, which are not cash based taxes, or what the Company will pay in taxes in 2008, were $1.9 million for the quarter. As such, the Company reported a GAAP profit of $1.3 million or $0.04 per diluted share for the fourth quarter of 2008, compared to $0.7 million or $0.02 per diluted share for the same period last year.
Non-GAAP net income for the fourth quarter of 2008, which includes an estimate of expected cash based taxes for 2009, was $9.0 million or $0.28 per diluted share, as compared to $7.8 million or $0.25 per diluted share for the quarter ended December 31, 2007.
Fully diluted shares outstanding for the quarter ended December 31, 2008 were 31.7 million as compared to 31.2 million shares outstanding for the quarter ended December 31, 2007.
For the fiscal year ended December 31, 2008 the Company reported net revenues of $98.4 million, a 34.1% increase when compared to the $73.4 million reported for the fiscal year ended December 31, 2007.
Full year gross profit on a GAAP basis of $78.3 million increased $25.6 million, or 48.5%, from the $52.7 million reported for the fiscal year ended December 31, 2007.
On a non-GAAP basis (which excludes amortization of intangibles, stock-based compensation and non-cash tax expense), gross profit was $82.5 million, an increase of $27.9 million, or 51.1%, from the same period last year.
GAAP net loss for the fiscal year ended December 31, 2008 was $0.7 million or $0.02 loss per diluted share primarily due to non-cash charges for amortization related to acquisitions, stock-based compensation expense, and non-cash tax expense. Non-GAAP net income for the fiscal year ended December 31, 2008 was $21.7 million or $0.69 per diluted share, as compared to $25.9 million or $0.84 per diluted share for the fiscal year ended December 31, 2007.
The Company uses a non-GAAP reconciliation of net income and earnings per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation, since amortization of intangibles from acquisitions, stock-based compensation, and non-cash tax expense are excluded from the non-GAAP earnings calculation. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net income on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-GAAP financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.
Total cash, cash equivalents, and short-term investments at December 31, 2008 increased to $36.6 million, which compared to $31.2 million at September 30, 2008. Diluted shares outstanding as of December 31, 2008 were 31.0 million, essentially the same shares outstanding as of December 31, 2007.

Smith Micro 2008 Fourth Quarter Financial Results	Page 3 of 7
Financial Guidance:
Based on current financial data and management’s current plans and assumptions, Smith Micro is projecting that its net revenues for fiscal year 2009 will be between $110 million to $115 million.
Investor Conference Call
Smith Micro will hold an investor conference call to discuss the Company’s fourth quarter and year end results at 4:30 p.m. Eastern time today, March 5, 2008. The call can be accessed by dialing (800) 218-9073 and providing the pass code “SMSI.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.smithmicro.com in the Investor Relations section.
About Smith Micro Software:
Smith Micro Software, Inc., headquartered in Aliso Viejo, California, with offices in Europe and Asia, develops and markets wireless multimedia and communication solutions, mobile device management products, image and data compression solutions and many award-winning software products. Smith Micro’s complete line of products is available through Smith Micro’s Enterprise, Wireless and OEM Sales Groups, and direct from its websites, retail and value-added resellers (VARs). Smith Micro’s common stock trades on the NASDAQ Global Market under the symbol SMSI.
Safe Harbor Statement: This release may contain forward-looking statements that involve risks and uncertainties, including without limitation forward-looking statements relating to the company’s net revenues guidance for fiscal 2009, our financial prospects and other projections of our performance, the company’s ability to increase its business and the anticipated timing and financial performance of our new products and potential acquisitions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for our products from our customers and their end-users, new and changing technologies, customer acceptance of those technologies, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release. Net revenues guidance provided in this press release represent a point-in-time estimate and is based on information as of the date of this press release. Management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. Smith Micro expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts

Smith Micro 2008 Fourth Quarter Financial Results	Page 4 of 7
assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.
Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.
Note: Financial Schedules Attached

Smith Micro 2008 Fourth Quarter Financial Results	Page 5 of 7
Smith Micro Software, Inc.
Reconciliation of GAAP to Non-GAAP Results
(in thousands, except per share amounts)

		Stock			Non-
	GAAP	Comp.	Amort.	Taxes	GAAP
Three Months Ended 12/31/08:
Gross Margin	$22,119	$99	$1,017	$0	$23,235
Profit Before Taxes	$3,228	$3,031	$1,765	$0	$8,024
Net Income	$1,319	$3,031	$1,765	$2,869	$8,984
EPS-Diluted	$0.04	$0.10	$0.06	$0.08	$0.28

Three Months Ended 12/31/07:
Gross Margin	$15,372	$100	$411	$0	$15,883
Profit Before Taxes	$2,024	$3,995	$908	$0	$6,927
Net Income	$653	$3,995	$908	$2,292	$7,848
EPS-Diluted	$0.02	$0.13	$0.03	$0.07	$0.25

Fiscal Year Ended 12/31/08:
Gross Margin	$78,316	$430	$3,726	$0	$82,472
Profit Before Taxes	$3,440	$13,133	$7,345	$0	$23,918
Net Income (Loss)	($732)	$13,133	$7,345	$1,960	$21,706
EPS-Diluted	($0.02)	$0.42	$0.23	$0.06	$0.69

Fiscal Year Ended 12/31/07:
Gross Margin	$52,733	$295	$1,552	$0	$54,580
Profit Before Taxes	$8,503	$14,582	$2,858	$0	$25,943
Net Income	$3,161	$14,582	$2,858	$5,301	$25,902
EPS-Diluted	$0.10	$0.47	$0.09	$0.18	$0.84

Smith Micro 2008 Fourth Quarter Financial Results	Page 6 of 7
Smith Micro Software, Inc.
Statement of Operations for the Three and Twelve Months Ended December 31, 2008 and 2007
(in thousands, except per share amounts)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Net Revenues	$26,451	$19,971	$98,424	$73,377
Cost of Revenues	4,332	4,599	20,108	20,644

Gross Profit	22,119	15,372	78,316	52,733

Operating Expenses
Selling & Marketing	5,985	5,551	24,814	18,394
Research & Development	7,690	4,504	30,811	14,772
General & Administrative	5,412	4,292	19,990	15,318

Total Operating Expenses	19,087	14,347	75,615	48,484

Operating Income	3,032	1,025	2,701	4,249
Interest and Other Income	196	999	739	4,254

Profit Before Taxes	3,228	2,024	3,440	8,503

Income Tax Expense	1,909	1,371	4,172	5,342

Net Income (Loss)	$1,319	$653	$(732)	$3,161

Earnings (Loss) per share:
Basic	$0.04	$0.02	$(0.02)	$0.11
Diluted	$0.04	$0.02	$(0.02)	$0.10

Weighted average shares outstanding:
Basic	31,340	30,258	30,978	29,768
Diluted	31,658	31,165	30,978	30,998

Smith Micro 2008 Fourth Quarter Financial Results	Page 7 of 7
Smith Micro Software, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2008	2007

ASSETS
Current Assets:
Cash & cash equivalents	$13,966	$87,549
Short term investments	22,649	0
Accounts receivable, net	18,424	13,157
Income taxes receivable	0	180
Deferred tax asset	1,698	660
Inventory, net	1,097	1,993
Prepaid and other assets	1,026	1,001

Total Current Assets	58,860	104,540
Equipment & improvements, net	4,289	1,079
Deferred tax asset	2,760	6,351
Intangible assets	27,603	17,946
Goodwill	83,483	32,505

TOTAL ASSETS	$176,995	$162,421

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,492	$3,401
Accrued liabilities	6,710	3,922
Deferred revenue	923	584

Total Current Liabilities	11,125	7,907
Long-term liabilities	466	0
Stockholders’ equity:
Common stock	31	30
Additional paid in capital	165,864	154,312
Accumulated income (deficit)	(560)	172
Accumulated other comprehensive income	69	0

Total Stockholders’ Equity	165,404	154,514

TOTAL LIABILITIES & EQUITY	$176,995	$162,421